Exhibit 99.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

    This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of the 18th day of November, 2021, by and among D-VELOPMENT, LLC, an Oregon limited liability company (“D-Velopment”), JVK HOLDINGS, LLC, an Arizona limited liability company (“JVK”), Randa K. Brooks, an individual (“Brooks”), Matthew J. Tobolski in his capacity as trustee of the TOBOLSKI FAMILY TRUST (“TFT”), DAVE BENSON, an individual (“Benson”), JOHN N. KUCERA, an individual (“Kucera”), Matt Toboloski, an individual (“Tobolski”), and AAON, INC., a Nevada corporation (“Buyer”). D-Velopment, JVK, Brooks and TFT are sometimes referred to collectively herein as the “Sellers” or individually as a “Seller”; Benson, Kucera, Brooks and Tobolski are sometimes referred to collectively herein as the “Principals” or individually as a “Principal”, and the Sellers and the Principals are sometimes referred to collectively herein as the “Seller Parties” or individually as a “Seller Party”.

RECITALS:

    A.    Sellers collectively own all of the issued and outstanding equity ownership interests (the “Membership Interests”) of BASX, LLC, an Oregon limited liability company (the “Company”).

    B.    Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Membership Interests, subject to the terms and conditions set forth in this Agreement.

ARTICLE I
DEFINITIONS

    Unless otherwise defined elsewhere in this Agreement, capitalized terms shall be given the meanings assigned to such terms in this Article I:

    “AAON Signing VWAP” means the volume-weighted average price per share of AAON Common Stock for a five (5) day trading period, starting with the opening of trading on the fifth (5th) trading day prior to the Calculation Date and ending with the closing of trading on the day prior to the Calculation Date, rounded to the nearest cent, as reported on Bloomberg Finance L.P.

    “AAON Common Stock” means shares of common stock, par value $0.004 per share, of AAON, Inc., a Nevada corporation.

    “Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

    “Acquisition Proposal” has the meaning set forth in Section 5.03(a).

    “Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

    “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

    “Ancillary Documents” means the Employment Agreements, the REPA, the Restricted Stock Grants and the amendment to the Facility Lease contemplated by Section 8.01(e).

    “Adjusted EBITDA” means, for the applicable period, the Company’s earnings before interest, income taxes, depreciation and amortization, subject to the following additional adjustments, all as set forth in the example of calculation of the Company’s Adjusted EBITDA on Exhibit “A” attached hereto and incorporated herein. In the event of supply chain disruptions in a given year that have 1) a material impact on the timely shipment of orders by the Company or 2) require the use of alternative sourcing of components that adversely affect profit margin, EBITDA shall be adjusted for that year to reflect the quantifiable impact of such disruptions on a project by project basis in an amount determined by Sellers, subject to the approval of the Board of Directors of Buyer, which approval shall not be unreasonably withheld. To the extent an adjustment is made in one year, an equal and opposite adjustment shall be made in the subsequent year.

    “Audited Financial Statements” has the meaning set forth in Section 3.06.

    “Balance Sheet” has the meaning set forth in Section 3.06.

    “Balance Sheet Date” has the meaning set forth in Section 3.06.

    “Basket” has the meaning set forth in Section 8.04(a).

    “Benefit Plan” has the meaning set forth in Section 3.20(a).

    “Brooks Restricted Stock Grant” means the Restricted Stock Grant to be entered into as Closing by Brooks and Buyer, pursuant to which Brooks’ rights to potentially receive her respective portion of the 2021 Contingent Consideration, the 2022 Contingent Consideration and the 2023 Contingent Consideration shall be defined.

    “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Tulsa, Oklahoma are authorized or required by Law to be closed for business.

    “Buyer Employee Benefit Plans” means (i) that certain AAON, Inc. 2007 Long-Term Incentive Plan, originally adopted by the Buyer on March 13, 2007 and approved by the Buyer’s shareholders on May 22, 2007, as amended, and (ii) that certain AAON, Inc. 2016 Long-Term Incentive Plan, originally adopted by the Buyer on February 24, 2016 and approved by the Buyer’s shareholders on May 24, 2016, as amended.

    “Buyer’s Accountants” means Grant Thornton LLP.

    “Calculation Date” means the close of business on the fifth (5th) Business Day immediately preceding the public announcement of the signing of this Agreement.

    “CARES Act” means Coronavirus Aid, Relief, and Economic Security Act, as amended.

    “Cause” shall be as defined in the Employee Restricted Stock Grants.

    “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

    “Closing” has the meaning set forth in Section 2.05.

    “Closing Date” has the meaning set forth in Section 2.05.

    “Closing Date Payment” has the meaning set forth in Section 2.04(a)(i).

    “Closing Indebtedness Certificate” means a certificate executed by a Manager of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the close of business on the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

    “Closing Transaction Expenses Certificate” means a certificate executed by a Manager of the Company, certifying the amount of Transaction Expenses remaining unpaid as of the close of business on the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the person to whom such expense is owed).

    “Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the close of business on the Closing Date as calculated pursuant to the Closing Working Capital Statement.

    “Closing Working Capital Statement” has the meaning set forth in Section 2.04(b)(i).

    “Code” means the Internal Revenue Code of 1986, as amended.

    “Company Intellectual Property” means all Intellectual Property that is owned by the Company.

    “Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

    “Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

    “Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

    “Construction Loan” means that certain construction loan in the original maximum amount of $6,000,000.00 (with such loan amount subsequently increased by at least an additional $3,704,679.00) to the Real Estate Owner made by UMB Bank, N.A., evidenced by a Promissory Note dated as of July 8, 2020, as such loan may have been or may hereafter be amended, modified, substituted or replaced.

    “Construction Loan Guaranty” means that certain Unconditional and Continuing Guaranty and Subordination Agreement dated as of July 8, 2020, made by the Company and certain other parties thereto in favor of UMB Bank, N.A., as such instrument may have been or may hereafter be amended or modified, pursuant to which the Company has delivered its guaranty of the Construction Loan.

    “Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

    “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or outbreaks.

    “Current Assets” means cash and cash equivalents, accounts receivable, inventory, costs in excess of billings, and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets, and (c) receivables from any of the Company’s Affiliates, managers, members, employees or officers and any of their respective Affiliates, other than those receivables arising in the normal course of the Company’s business, determined in accordance with GAAP, except to the extent that BasX Properties, LLC is not included in the financial statements, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

    “Current Liabilities” means accounts payable, accrued Taxes, billings in excess of costs, and accrued expenses, but excluding payables to any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates (other than accrued expenses for payroll, employee incentive plans, PTO, and similar expenses, which will be on the balance sheet as of the Closing Date, scheduled for payment on the next regularly scheduled payment date therefor), deferred Tax liabilities, Transaction Expenses and the current portion of any Indebtedness of the Company, determined in accordance with GAAP, except to the extent that BasX Properties, LLC is not included in the financial statements, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

    “Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

    “Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

    “Dollars” or “$” means the lawful currency of the United States.

    “D-Velopment Restricted Stock Grant” means the Restricted Stock Grant to be entered into as of Closing by D-Velopment and Buyer, pursuant to which D-Velopment’s rights to potentially receive its respective portion of the 2021 Contingent Consideration, the 2022 Contingent Consideration and the 2023 Contingent Consideration shall be defined.

    “EBITDA Targets” means, collectively, the 2021 EBITDA Target, the 2022 EBITDA Target and the 2023 EBITDA Target.

    “Employment Agreements” means employment agreements to be entered into as of the Closing by the Company with Benson, Tobolski, Jeff Fehr, Chris Swarr and Mark Nordstrom, on terms and conditions acceptable to the Buyer and each respective employee.

    “Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

    “Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Company as of: (i) the date of this Agreement; and (ii) future years for which allocations have been established and are in effect as of the date of this Agreement.

    “Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

    “Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and
Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

    “Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

    “Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

    “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

    “Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a)(ii).

    “Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.04(a)(ii).

    “Excluded Matter” means any adverse effect, change, or event, directly arising from or related to any adverse change in or effect on the business of the Company (a) that is cured before the Closing or (b) directly related to the announcement, pendency or completion of the transactions contemplated by this Agreement (including, but not limited to, any action required by any Governmental Entity in order to consummate, or as a condition to consummating, the transactions contemplated by this Agreement).

    “Facility Lease” means the Commercial Lease Agreement dated February 17, 2021 between the Company as tenant and Real Estate Owner as landlord.

    “Financial Statements” has the meaning set forth in Section 3.06.

    “Fraud” means, actual fraud as determined under the laws of the State of Nevada and the federal laws of the United States of America.

    “Fundamental Representations” means the representations and warranties contained in Section 3.02, Section 3.03 , Section 4.01, Section 4.02, Section 4.03 and Section 5.01.

    “GAAP” means United States generally accepted accounting principles in effect from time to time.

    “Government Contracts” has the meaning set forth in Section 3.09(a)(viii).

    “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

    “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

    “Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    “Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (f). Indebtedness excludes indebtedness not to exceed $512,000 incurred in connection with any furniture, fixtures and equipment (and components thereof) ordered or to be ordered.

    “Indemnity Cap” shall initially mean an amount equal to $10,000,000; however, the Indemnity Cap shall be increased at the time of issuance of 2021 Contingent Consideration in an amount equal to 10% of the amount of 2021 Contingent Consideration actually issued; shall be further increased at the time of issuance of 2022 Contingent Consideration, in an amount equal to 10% of the amount of 2022 Contingent Consideration actually issued; and shall be further increased at the time of issuance of 2023 Contingent Consideration, in an amount equal to 10% of the amount of 2023 Contingent Consideration actually issued, provided, that in no event shall the Indemnity Cap exceed an aggregate sum of $18,000,000 .

    “Independent Accountant” has the meaning set forth in Section 2.04(c)(iii).

    “Insurance Policies” has the meaning set forth in Section 3.16.

    “Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; and (i) all other intellectual or industrial property and proprietary rights.

    “Interim Balance Sheet” has the meaning set forth in Section 3.06.

    “Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

    “Interim Financial Statements” has the meaning set forth in Section 3.06.

    “JVK Restricted Stock Grant” means the Restricted Stock Grant to be entered into as Closing by JVK and Buyer, pursuant to which JVK’s rights to potentially receive its respective portion of the 2021 Contingent Consideration, the 2022 Contingent Consideration and the 2023 Contingent Consideration shall be defined.

    “ Key Employees” means the individuals listed on Exhibit “B” attached hereto.

    “Knowledge of Seller Parties or Seller Parties’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of any Seller Party or of any manager, director or officer of the Company, after due inquiry.

    “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

    “Liabilities” has the meaning set forth in Section 3.07.

    “Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including any Seller Party or any of their respective Affiliates.

    “Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

    “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of any Seller Party to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any worsening of such conditions, or any Public Health Measures (as defined below) or changes therein or interpretations thereof, (vi) any action required or permitted by this Agreement, except pursuant to Section 3.05 and Section 5.08; (vii) any changes in applicable Laws or accounting rules, including GAAP; or (viii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

    “Material Contracts” has the meaning set forth in Section 3.09(a).

    “Material Customers” has the meaning set forth in Section 3.15(a).

    “Material Suppliers” has the meaning set forth in Section 3.15(b).

    “Minor Leases” means the Commercial Lease dated April 16, 2018, between the Company and Marshall Investments, LLC, the Lease Agreement dated July 1, 2020, between the Company and Myoby, LLC and the Use Agreement dated August 21, 2020, between the Company and Deschutes County Fair & Expo Center, as amended by the Addendum to Contract dated May 4, 2021.

    “Multiemployer Plan” has the meaning set forth in Section 3.20(c).

    “Organizational Documents” of a Person means its certificate of incorporation, certificate or articles of organization or formation, bylaws, operating agreement and/or other organizational documents.

    “Pass-Through Tax Return” means any partnership income Tax Return filed by the Company with respect to a Tax period ending on or prior to the Closing Date to the extent that all Taxes reflected on such Tax Return are solely a liability of the Sellers.

    “Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

    “Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

    “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

    “Platform Agreements” has the meaning set forth in Section 3.12(h).

    “Post-Closing Adjustment” has the meaning set forth in Section 2.04(b)(ii).

    “Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

    “Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

    “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

    “Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

    “Public Health Measures” means any closures, “shelter-in-place,” “stay at home,” workforce reduction, social distancing, shut down, closure, curfew or other restrictions or any other Law, orders, guidelines or recommendations pertaining to COVID-19, in each case, issued by any Governmental Authority (including the Centers for Disease Control and Prevention) in connection with COVID-19 and that are applicable to the Company.

    “Purchase Consideration” has the meaning set forth in Section 2.02.

    “Purchased Real Property” means that certain real property located at 3500 SW 21st Place, Redmond, Oregon, and the improvements thereon, to be purchased by Buyer pursuant to the REPA.

    “Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

    “Real Estate Owner” or “BasX Properties, LLC” means BASX Properties, LLC, an Oregon limited liability company.

    “REPA” means the Real Estate Purchase Agreement to be entered into by and between Buyer and the Real Estate Owner, pursuant to which Buyer shall acquire the Purchased Real Property within ten (10) Business Days of the date of issuance of a conditional certificate of occupancy (or local equivalent) from the City of Redmond and all other conditions to closing set forth in the REPA have been satisfied, but in no event later than March 31, 2022.

    “R&W Policy” means the buyer-side representation and warranty insurance policy to be issued by RP Underwriting, Inc. d/b/a RPUW Insurance Services to Buyer on terms and conditions satisfactory to Buyer and Sellers.

    “Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

    “Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

    “Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

    “Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

    “Restricted Business” means the design and manufacture of HVAC systems for commercial, data room cooling and clean room and modular clean room applications, and related integrated control solutions.

    “Restricted Period” has the meaning set forth in Section 5.07(a).

“Restricted Stock Grants” means the Brooks Restricted Stock Grant, the D-Velopment Restricted Stock Grant, the JVK Restricted Stock Grant, the TFT Restricted Stock Grant and the Employee Restricted Stock Grants.

    “Review Period” has the meaning set forth in Section 2.04(c)(i).

    “SEC” means the United States Securities and Exchange Commission.

    “Securities Act” means the Securities Act of 1933, and the rules and regulations thereunder as in effect from time to time.

    “Sellers’ Accountants” means Pittman & Brooks.

    “Shortfall” means the amount by which the Company’s Adjusted EBITDA is less than the applicable EBITDA Target for such year.

    “Single Employer Plan” has the meaning set forth in Section 3.20(c).

    “Software” means any and all: (a) computer programs, computer software, applications, utilities, development tools, application programming interfaces (APIs), diagnostics, and embedded systems, including any and all software implementations of algorithms, models and methodologies, in any form or medium, including source code, object code and executable code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, schematics, flow charts and other work product used to design, plan, organize and develop any of the foregoing; and (d) all documentation, including programmer documentation, user manuals, training materials and other documentation, relating to any of the foregoing.

    “Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).

    “Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

    “Subsidiary” means, with respect to any Person: (a) any corporation, partnership, limited liability company or other business entity of which a majority of the equity interests entitled to vote under ordinary circumstances in the election of directors (or in the selection of any other similar governing body in the case of an entity other than a corporation) are at the time owned or Controlled by such Person or by one or more of the other direct or indirect Subsidiaries of such Person or a combination thereof (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency); (b) a partnership in which such Person or any direct or indirect Subsidiary of such Person is a general partner; or (c) a limited liability company in which such Person or any direct or indirect Subsidiary of such Person is a managing member or manager

    “Target Working Capital” means zero dollars ($0).

    “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

    “Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    “Territory” means the North American continent.

    “TFT Restricted Stock Grant” means the Restricted Stock Grant to be entered into as Closing by TFT and Buyer, pursuant to which TFT’s rights to potentially receive its respective portion of the 2021 Contingent Consideration, the 2022 Contingent Consideration and the 2023 Contingent Consideration shall be defined.

    “Transaction Expenses” means all fees and expenses incurred by the Company at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby, including without limitation, legal, accounting, investment banker and other third party service provider fees, fees associated with obtaining any third party approvals, consents or waivers, fees and expenses related to obtaining the release and termination of any Encumbrance on any asset of the Company, broker fees, and any severance, bonus or change of control payments related to the transactions contemplated by this Agreement.

    “Undisputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

    “Union” has the meaning set forth in Section 3.21(b).

    “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II
PURCHASE AND SALE OF MEMBERSHIP INTERESTS

    Section 2.01    Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Membership Interests, on a cash-free basis, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

    Section 2.02    Purchase Consideration. The aggregate purchase consideration (the “Purchase Consideration”) to be delivered to the Sellers for the Membership Interests shall consist of the following:

    (a)    The cumulative sum of One Hundred Million Dollars ($100,000,000.00), which sum shall be the initial Closing Date Payment, subject to adjustment as provided in Section 2.04 below;

    (b)    At the Closing, Buyer and each of the Sellers will enter into a restricted stock grant, pursuant to which the Sellers may receive, cumulatively, up to an additional Thirty-Six Million Five Hundred Sixty-Two Thousand Five Hundred Dollars ($36,562,500.00) in shares of AAON Common Stock (the “2021 Contingent Consideration”), with the number of shares comprising the 2021 Contingent Consideration being equal to $36,562,500.00 divided by the AAON Signing VWAP, with the Sellers’ receipt of the 2021 Contingent Consideration subject to the following conditions:

        (i)    Shares of AAON Common Stock representing Twenty-Four Million Three Hundred Seventy-Five Thousand Dollars ($24,375,000.00) of the 2021 Contingent Consideration shall be received, cumulatively, by the Sellers if the Company’s Adjusted EBITDA for calendar year 2021 is Eleven Million One Hundred Thousand Dollars ($11,100,000.00) or greater. Sellers’ receipt of the remaining 2021 Contingent Consideration will be subject to the Company’s Adjusted EBITDA for calendar year 2021 being equal to or in excess of $12,600,000 (the “2021 EBITDA Target”). If there is a Shortfall in the Company’s Adjusted EBITDA for 2021 (i.e., the Company’s Adjusted EBITDA for 2021 is less than $12,600,000), but the Company’s Adjusted EBITDA for 2021 is in excess of $11,100,000, the remaining 2021 Contingent Consideration to be received by Sellers shall be proportionate with respect to the incremental amount of the Company’s Adjusted EBITDA in excess of $11,100,000. If, for example, the Company’s Adjusted EBITDA for 2021 is $11,850,000, then the Sellers would be entitled to $30,468,750 in 2021 Contingent Consideration, and the remaining $6,093,750 in 2021 Contingent Consideration will be available for recapture in 2022 (and only in 2022) as described below. Any of the 2021 Contingent Consideration not earned and which is not recaptured based on the Company’s Adjusted EBITDA for 2022, as described below, shall be forfeited.

        (ii)    The Sellers’ receipt of the 2021 Contingent Consideration shall also be subject to the terms and conditions of the Restricted Stock Grants.

    (c)    At the Closing, Buyer and each of the Sellers will enter into a restricted stock grant pursuant to which the Sellers may receive, cumulatively, up to an additional Twenty-Nine Million Two Hundred Fifty Thousand Dollars ($29,250,000) in shares of AAON Common Stock (the “2022 Contingent Consideration”), with the number of shares comprising the 2022 Contingent Consideration equal to $29,250,000 divided by the AAON Signing VWAP, with the Sellers’ receipt of the 2022 Contingent Consideration subject to the following conditions:

        (i)    Shares of AAON Common Stock representing the 2022 Contingent Consideration shall be received, cumulatively, by the Sellers if the Company’s Adjusted EBITDA for 2022 is equal to or in excess of $20,000,000 (the “2022 EBITDA Target”). If the Company’s Adjusted EBITDA for 2022 is less than the 2022 EBITDA Target, but is in excess of the 2021 EBITDA Target, the 2022 Contingent Consideration to be received by Sellers shall be proportionate with respect to the incremental increase in the Company’s Adjusted EBITDA for 2022 over the 2021 EBITDA Target. For example, assume (i) the Company’s Adjusted EBITDA for 2021 equals or exceeds $12,600,000 (so there is no Shortfall for 2021), and (ii) the Company’s Adjusted EBITDA for 2022 equals $16,300,000—the Sellers would be entitled to receive 50% of the 2022 Contingent Consideration, and the remaining $14,625,000 in 2022 Contingent Consideration will be available for recapture in 2023 (and only in 2023) as described below. Any of the 2022 Contingent Consideration not earned and which is not recaptured based on the Company’s Adjusted EBITDA for 2023 as described below shall be forfeited.

        (ii)    The Sellers’ receipt of the 2022 Contingent Consideration shall also be subject to the terms and conditions of the Restricted Stock Grants.

    (d)    At the Closing, Buyer and each of the Sellers will enter into a restricted stock grant pursuant to which the Sellers may receive, cumulatively, up to an additional Twelve Million One Hundred Eighty-Seven Thousand Five Hundred Dollars ($12,187,500) in shares of AAON Common Stock (the “2023 Contingent Consideration”), with the number of shares comprising the 2023 Contingent Consideration equal to $12,187,500 divided by the AAON Signing VWAP, with the Sellers’ receipt of the 2023 Contingent Consideration subject to the following conditions:

        (i)    Shares of AAON Common Stock representing the 2023 Contingent Consideration shall be received, cumulatively, by the Sellers if the Company’s Adjusted EBITDA for 2023 is equal to or in excess of $28,000,000 (the “2023 EBITDA Target”). If the Company’s Adjusted EBITDA for 2023 is less than the 2023 EBITDA Target but is in excess of the 2022 EBITDA Target, the 2023 Contingent Consideration to be received by Sellers shall be proportionate with respect to the incremental increase in the BASX Adjusted EBITDA for 2023 over the 2022 EBITDA Target. Any 2023 Contingent Consideration which is not earned shall be forfeited.

        (ii)    The Sellers’ receipt of the 2023 Contingent Consideration shall also be subject to the terms and conditions of the Restricted Stock Grants.

    (e)    At the Closing, Buyer and each of the Key Employees will enter into a restricted stock grant (each, an “Employee Restricted Stock Grant”), pursuant to which the Key Employees may receive cumulatively (I) up to an additional $937,500 in shares of AAON Common Stock (the “2021 Incentive Consideration”), with the number of shares comprising the 2021 Incentive Consideration being equal to $937,500 divided by the AAON Signing VWAP, (II) up to an additional $750,000 in shares of AAON Common Stock (the “2022 Incentive Consideration”), with the number of shares comprising the 2022 Incentive Consideration being equal to $750,000 divided by the AAON Signing VWAP, and (III) up to an additional $312,500 in shares of AAON Common Stock (the “2023 Incentive Consideration”), with the number of shares comprising the 2023 Incentive Consideration being equal to $312,500 divided by the AAON Signing VWAP, for an aggregate total of $2,000,000 (the “Incentive Consideration”). Employee Restricted Stock Agreements shall provide that Incentive Consideration shall not be paid annually but instead paid in a single lump sum as described in 2.02(h) below.

        (i)    The Key Employees’ receipt of the 2021 Incentive Consideration shall be subject to the following conditions: Shares of AAON Common Stock representing $625,000.00 of the 2021 Incentive Consideration shall be earned, cumulatively, by the Key Employees if the Company’s Adjusted EBITDA for calendar year 2021 is Eleven Million One Hundred Thousand Dollars ($11,100,000.00) or greater. Key Employees’ receipt of the remaining 2021 Incentive Consideration will be subject to the Company’s Adjusted EBITDA for calendar year 2021 being equal to or in excess of the 2021 EBITDA Target. If there is a Shortfall in the Company’s Adjusted EBITDA for 2021 (i.e., the Company’s Adjusted EBITDA for 2021 is less than $12,600,000), but the Company’s Adjusted EBITDA for 2021 is in excess of $11,100,000, the remaining 2021 Incentive Consideration to be received by Key Employees shall be proportionate with respect to the incremental amount of the Company’s Adjusted EBITDA in excess of $11,100,000. Any of the 2021 Incentive Consideration not earned shall be forfeited.

        (ii)    The Key Employees’ receipt of the 2022 Incentive Consideration shall be subject to the following conditions: Shares of AAON Common Stock representing the 2022 Incentive Consideration shall be earned, cumulatively, by the Key Employees if the Company’s Adjusted EBITDA for 2022 is equal to or in excess of the 2022 EBITDA Target. If the Company’s Adjusted EBITDA for 2022 is less than the 2022 EBITDA Target, but is in excess of the 2021 EBITDA Target, the 2022 Incentive Consideration to be received by the Key Employees shall be proportionate with respect to the incremental increase in the Company’s Adjusted EBITDA for 2022 over the 2021 EBITDA Target. Any of the 2022 Incentive Consideration not earned shall be forfeited.

        (iii)    The Key Employees’ receipt of the 2023 Incentive Consideration shall be subject to the following conditions: Shares of AAON Common Stock representing the 2023 Incentive Consideration shall be earned, cumulatively, by the Key Employees if the Company’s Adjusted EBITDA for 2023 is equal to or in excess of the 2023 EBITDA Target. If the Company’s Adjusted EBITDA for 2023 is less than the 2023 EBITDA Target, but is in excess of the 2023 EBITDA Target, the 2023 Incentive Consideration to be received by the Key Employees shall be proportionate with respect to the incremental increase in the Company’s Adjusted EBITDA for 2023 over the 2022 EBITDA Target. Any of the 2023 Incentive Consideration not earned shall be forfeited.

        (iv)    Each Employee Restricted Stock Grant with respect to Incentive Consideration shall provide that, if the full-time employment of the grantee named in such Employee Restricted Stock Grant should terminate for any reason other than involuntary termination without Cause, then any Incentive Consideration with respect to the terminated Key Employee shall be automatically forfeited. The cumulative amount of all such restricted stock payable to Key Employees that is forfeited pursuant to

Section 2.02(e)(i), (ii), (iii) or (iv) hereof is referred to collectively as the “Forfeited Incentive Consideration”. Each Employee Restricted Stock Grant with respect to Incentive Consideration shall further provide that, if the full-time employment of the grantee named in such Employee Restricted Stock Grant should terminate because of involuntary termination without Cause, then any Incentive Consideration with respect to the terminated Key Employee that has been earned for any prior calendar year shall not be deemed Forfeited Incentive Consideration, but instead shall be deemed earned and shall be paid as provided in sub-section (h) below. The Restricted Stock Grants of each Seller for each of 2021, 2022 and/or 2023, as applicable, shall be amended automatically to increase the number of shares of AAON Common Stock available to the Sellers in their respective 2021 Contingent Consideration, 2022 Contingent Consideration and 2023 Contingent Consideration, with such increase to equal such Seller’s Pro-Rata Share of the Forfeited Incentive Consideration otherwise earned pursuant to the terms of this Agreement, including without limitation any Forfeited Incentive Consideration that would have been recaptured by applying the criteria stated in 2.02(b) and 2.02(c). Any such increase shall be treated by the parties hereto in all respects as an increase in Purchase Price, and Exhibit C (allocating the Purchase Price) shall be deemed automatically amended to proportionately increase the allocated Purchase Price.

        (v)    The Key Employees’ receipt of the Incentive Consideration shall also be subject to the terms and conditions of their respective Employee Restricted Stock Grants.

    (f)    Any Shortfall in the Company’s Adjusted EBITDA for 2021 may be recaptured (and the applicable portion of the 2021 Contingent Consideration described above not forfeited) on a proportionate basis to the extent that the Company’s Adjusted EBITDA for 2022 exceeds the 2022 EBITDA Target, as illustrated in the following example. Assume the Shortfall for 2021 equals $1,300,000. If the Company’s Adjusted EBITDA for 2022 exceeds the 2022 EBITDA Target by $1,300,000 or more, Sellers would receive 100% of the 2021 Contingent Consideration available for recapture and not previously earned and received, but if the Company’s Adjusted EBITDA for 2022 only exceeds the 2022 EBITDA Target by $650,000, Sellers would only receive 50% of the 2021 Contingent Consideration available for recapture and not previously earned and received.

    (g)    Any Shortfall in the Company’s Adjusted EBITDA for 2022 may be recaptured (and the applicable portion of the 2022 Contingent Consideration described above not forfeited) on a proportionate basis to the extent that the Company’s Adjusted EBITDA for 2023 exceeds the 2023 EBITDA Target, as illustrated in the following example. Assume the Shortfall for 2022 equals $4,600,000—if the Company’s Adjusted EBITDA for 2023 exceeds the 2023 EBITDA Target by $4,600,000 or more, Sellers would receive 100% of the 2022 Contingent Consideration available for recapture and not previously earned and received, but if the Company’s Adjusted EBIT for 2023 only exceeds the 2023 EBITDA Target by $2,300,000, Sellers would only receive 50% of the 2022 Contingent Consideration available for recapture and not previously earned and received.

    (h)    Within sixty (60) days after the end of each applicable calendar year, Buyer shall prepare and deliver to Sellers a statement setting forth its calculation of Company’s Adjusted EBITDA for the year just ended, which statement shall contain audited financial statements of the Company as of the applicable year end. After receipt of such statement, Sellers shall have sixty (60) days to review the calculation. During each such review period, Sellers and Sellers’ Accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the calculation of the Company’s Adjusted EBITDA as Sellers may reasonably request for the purpose of reviewing the statement, provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company. If Sellers notify Buyer of any disagreement with such statement, then the parties shall attempt to resolve such disagreement through good-faith negotiation and if, within the ensuing fifteen (15) days, the parties are unable to resolve their disagreement, then they shall submit such disagreement to the Independent Accountant for resolution in accordance with the procedures of Section 2.04, mutatis mutandis. The 2021 Contingent Consideration, 2022 Contingent Consideration and 2023 Contingent Consideration payable to the Sellers, if any, shall be issued and delivered annually, within ten (10) days following the date that the amount of such contingent consideration is finally determined. The 2021 Incentive Consideration, 2022 Incentive Consideration and 2023 Incentive Consideration payable to the Key Employees, if any, shall be issued in a single delivery of shares of AAON Common Stock to each Key Employee entitled to receive same within ten (10) days following the date that 2023 Incentive Consideration is finally determined.

    (i)    Interest shall accrue at a rate per annum equal to 8% per annum, compounded annually, on any 2021 Contingent Consideration, 2022 Contingent Consideration or 2023 Contingent Consideration, and on any 2021 Incentive Consideration, 2022 Incentive Consideration and 2023 Incentive Consideration, in each case that is not issued when the same is due, and such interest shall be payable on Seller’s or Key Employee’s demand (as the case may be).

    (j)    Buyer acknowledges that the possibility of the Sellers receiving the 2021 Contingent Consideration, the 2022 Contingent Consideration and the 2023 Contingent Consideration constitutes a material inducement for the Sellers to enter into this Agreement. Therefore during the period of time from the Closing Date through December 31, 2023: (i) the business of the Company shall be operated as and accounted for as a separate business unit of the Buyer, (ii) the Buyer, and after the Closing, the Company, shall not take, or fail to take, any action for the primary purpose or with the primary intent of avoiding or reducing the 2021 Contingent Consideration, 2022 Contingent Consideration or 2023 Contingent Consideration, and (iii) the Buyer shall not, without the prior written consent of the Sellers, make any material change in the accounting principles in place at the Company at the Closing Date that negatively effects the calculation of EBITDA other than any change required to be implemented by the Financial Accounting Standards Board.

    (j)    If prior to December 31, 2023 (i) the Company or Buyer effects a sale of all or substantially all of the assets of the Company to a third party, (ii) Buyer effects a transaction involving the Company which results in at least 50% of the equity interests of Buyer then outstanding being owned by a third party or (iii) Buyer or the Company makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Buyer or the Company seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any applicable Law relating to bankruptcy, insolvency or reorganization, then, all conditions to earning any unpaid 2021 Contingent Consideration, 2022 Contingent Consideration and 2023 Contingent Consideration, and any unpaid 2021 Incentive Consideration, 2022 Incentive Consideration or 2023 Incentive Consideration shall be deemed satisfied and all such consideration shall be due and payable within ten (10) days of such event.

    Section 2.03    Transactions to be Effected at the Closing.

    (a)    At the Closing, Buyer shall:

        (i)    deliver to Sellers:

            (A) the Closing Date Payment, by wire transfer of immediately available funds to the accounts designated in writing by each Seller to Buyer no later than five (5) Business Days prior to the Closing Date, with each Seller to receive their respective percentage of such Closing Date Payment as set forth on Schedule 2.03(a)(i)(A); and

            (B) the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

        (ii)    pay, on behalf of the Company or the Sellers, the following amounts:
            (A) Indebtedness of the Company to be paid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Indebtedness Certificate; and

            (B) any Transaction Expenses unpaid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Transaction Expenses Certificate.

    (b)    At the Closing, Sellers shall deliver or cause to be delivered to Buyer:

        (i)    duly executed assignments of the Membership Interests to Buyer, in form and content acceptable to Buyer and its counsel, free and clear of all Encumbrances; and

        (ii) the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by the Seller Parties at or prior to the Closing pursuant to Section 7.02 of this Agreement.

    Section 2.04    Purchase Price Adjustment.

    (a)    Closing Adjustment.

        (i)    At the Closing, the Closing Date Payment shall be adjusted in the following manner:

        (A)    either (1) an increase by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.04(a)(ii)) is greater than the Target Working Capital, or (2) a decrease by the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital;

        (B)    a decrease by the outstanding Indebtedness of the Company as of the close of business on the Closing Date; and

        (C)    a decrease by the amount of unpaid Transaction Expenses of the Company as of the close of business on the Closing Date.

    The net amount after giving effect to the adjustments listed above shall be the “Closing Date Payment”.

        (ii)    At least five (5) Business Days before the Closing, Sellers shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of a Manager of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP, except to the extent that BasX Properties, LLC is not included in the financial statements, and in a manner consistent with the calculation example attached as Exhibit 2.04(a)(ii).

    (b)    Post-Closing Adjustment.

        (i)    Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement setting forth its calculation of Closing Working Capital, which statement shall contain an audited balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared in accordance with GAAP, except to the extent that BasX Properties, LLC is not included in the financial statements, and in a manner consistent with the calculation example attached as Exhibit 2.04(a)(ii).

        (ii) The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”).

    (c)    Examination and Review.

        (i)    Examination. After receipt of the Closing Working Capital Statement, Sellers shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Sellers and Sellers’ Accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Sellers may reasonably request for the purpose of reviewing the Closing Working Capital

Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

        (ii)    Objection. On or prior to the last day of the Review Period, Sellers may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ disagreement therewith (the “Statement of Objections”). If Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Sellers. If Sellers deliver the Statement of Objections before the expiration of the Review Period, Buyer and Sellers shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Sellers, shall be final and binding.

        (iii)    Resolution of Disputes. If Sellers and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of Clifton Larson Allen or, if Clifton Larson Allen is unable to serve, Buyer and Sellers shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Sellers’ Accountants or Buyer’s Accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

        (iv)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers and Buyer.

        (v)    Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

    (d)    Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account(s) as is directed by Buyer or Sellers, as the case may be.

    (e)    Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

    Section 2.05    Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Tulsa, Oklahoma time, no later than three (3) Business Days after the last of the conditions to Closing set forth in Article VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Johnson & Jones, P.C., 6120 South Yale Avenue, Suite 500, Tulsa, Oklahoma 74136, or remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

    Section 2.06.    Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Consideration all Taxes that Buyer may be required to deduct and withhold under any provision of applicable Tax Law. Neither Sellers nor Buyer is aware of any such tax required to be deducted or withheld. All such amounts shall be treated as delivered to the Sellers hereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS WITH RESPECT TO THE COMPANY

    Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each of the Sellers represents and warrants to Buyer, severally but not jointly, that the statements contained in this Article III are true and correct as of the date hereof.

    Section 3.01    [Reserved]

    Section 3.02    Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Oregon and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

    Section 3.03    Capitalization of the Company.

    (a)    The authorized and outstanding equity securities of the Company are as set forth in Section 3.03 of the Disclosure Schedules, and such Disclosure Schedule accurately reflects the name of each Seller and the Membership Interests owned of record by such Seller as of the date hereof and as of the date of Closing. The Membership Interests constitute the only equity interests of the Company, and such equity interests have been duly authorized and are validly issued and fully paid, and are nonassessable.

    (b)    There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which the Company is or may become obligated to issue or sell, or give any Person a right to subscribe for or acquire, or in any way dispose of, any shares of equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of equity interests, of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no Contracts relating to the registration or voting of any equity securities or other securities of the Company to which the Company is a party.

    (c)    All dividends or other distributions declared, made or paid by the Company prior to the date hereof have been declared, made or paid in accordance with the Company’s Organizational Documents and all applicable Laws.

    (d)    True and correct copies of the Company’s Organizational Documents have been provided to Buyer, and the same have not been modified, altered or amended.

    Section 3.04    No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

    Section 3.05    Consents; No Conflicts. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority or Person is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the

Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act. The execution, delivery and performance by each Seller Party of this Agreement do not and will not: (a) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (b) except as set forth in Section 3.05 of the Disclosure Schedules, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which the Company is a party or by which the Company is bound or to which any of the Company’s properties and assets are subject or any Permit affecting the properties, assets or business of the Company; or (c) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company.

    Section 3.06    Financial Statements; Working Capital.

    (a)    Complete copies of the Company’s audited financial statements consisting of the balance sheet of the Company as of December 31 in each of the years 2019 and 2020 and the related statements of income and retained earnings, and members’ equity for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as of September 30, 2021 and the related statements of income and retained earnings and members’ equity for the nine-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP, except to the extent that BasX Properties, LLC is not included in the financial statements, applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of September 30, 2021 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP, except to the extent that BasX Properties, LLC is not included in the financial statements.

    Section 3.07    Liabilities.

    (a)    The Company has no liabilities, obligations or commitments of any nature whatsoever (including without limitation, indebtedness for borrowed money, retention bonuses, deferred compensation, equity appreciation rights, equity options, special severance arrangements, pension or other long-term obligations), asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount. As of the Closing, the Company will have no Liabilities other than trade payables and other liabilities and obligations of Company incurred in its ordinary course of business and specifically identified on Section 3.07(a) of the Disclosure Schedules.

    (b)    Except as set forth on Section 3.07(b) of the Disclosure Schedules, the Company has not received a loan provided or established pursuant to the CARES Act, including, but not limited to, a loan or other indebtedness by or through the Paycheck Protection Program administered by the U.S. Small Business Administration (a “PPP Loan”), and the Selling Parties hereby represent, warrant and covenant to Buyer as follows:

        (i)    in obtaining and applying for the PPP Loan, the Company and its Affiliates satisfied all eligibility and certification requirements at the time of submission of the Company’s initial application for such PPP Loan;

        (ii)    all PPP-related certifications made and delivered by or on behalf of the Company were and are true, accurate and correct, and made in good faith;

        (iii)    the Company and its Affiliates have complied with all loan programs that the Company has participated in under the CARES Act (or any similar legislation), including any and all restrictions on the usage of the proceeds of any such loans, including without limitation, the PPP Loan;

        (iv)    no directors, managers, officers or other employees of the Company or any of its Affiliates have been debarred or otherwise prohibited from engaging in any government contracting activities;

        (v)     the Company and the Selling Parties have received and read the SBA Procedural Notice effective October 2, 2020 (the “SBA Notice”), which, among other things, requires the recipient of a PPP Loan to either (A) repay such PPP Loan in full or (B) complete and file with the PPP Loan lender a forgiveness application and deposit in escrow with such lender an amount equal to the outstanding balance under such PPP Loan;

        (vi)    the Selling Parties will cause the Company comply with the terms of the SBA Notice and all other terms and conditions applicable to such PPP Loan in effect from time to time; and

        (vii)    the Selling Parties acknowledge agree that as of the Closing Date any such PPP Loan shall have been repaid or forgiven such that after the Closing Date neither Buyer nor the Company will have any obligations or liabilities whatsoever related to such PPP Loan.

    Section 3.08    Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, except as set forth on Section 3.08 of the Disclosure Schedules, there has not been, with respect to the Company, any:

    (a)    event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

    (b)    amendment of any of the Organizational Documents of the Company;

    (c)    split, combination or reclassification of any of its equity interests;

    (d)    issuance, sale or other disposition of any of its equity interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity interests;

    (e)    declaration or payment of any dividends or distributions on or in respect of any of its equity interests or redemption, purchase or acquisition of any of its equity interests;

    (f)    material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

    (g)    material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

    (h)    entry into any Contract that would constitute a Material Contract;

    (i)    incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

    (j)    transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

    (k)    transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements;

    (l)    abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Company Intellectual Property;

    (m)    material damage, destruction or loss (whether or not covered by insurance) to its property;

    (n)    any capital investment in, or any loan to, any other Person;

    (o)    acceleration, termination, material modification to or cancellation of any Material Contract to which the Company is a party or by which it is bound;

    (p)    any material capital expenditures;

    (q)    imposition of any Encumbrance upon any of the Company properties, equity interests or assets, tangible or intangible;

    (r)    (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $250,000.00, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

    (s)    adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

    (t)    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former directors, manages, officers and employees;

    (u)    entry into a new line of business or abandonment or discontinuance of existing lines of business;

    (v)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

    (w)    purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $250,000.00, individually (in the case of a lease, per annum) or $1,000,000.00 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

    (x)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock or other equity of, or by any other manner, any business or any Person or any division thereof;

    (y)    action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

    (z)    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

    Section 3.09    Material Contracts.

    (a)    Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

        (i)    each Contract of the Company involving aggregate consideration in excess of $150,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than ninety (90) days’ notice;

        (ii)    all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

        (iii)    all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

        (iv)    all Contracts that relate to the acquisition or disposition of any business, a material amount of stock, other equity or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

        (v)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

        (vi)    all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

        (vii)    except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

        (viii)    all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

        (ix)    all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

        (x)    any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

        (xi)    all Contracts between or among the Company on the one hand and any Seller Party or any Affiliate of any Seller Party (other than the Company) on the other hand;

        (xii)    all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

        (xiii)    any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

    (b)    Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to any of the Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any written notice of any intention to terminate, any Material Contract. To Sellers’ Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

    Section 3.10    Title to Assets; Real Property.

    (a)    The Company owns no Real Property. The Company has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

        (i)    those items set forth in Section 3.10(a) of the Disclosure Schedules;

        (ii)    liens for Taxes not yet due and payable;

        (iii)    mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company; or

        (iv)    easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company.

    (b)    Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to leased Real Property, Sellers have delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company's business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Sellers’ Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

    (c)    Except as otherwise stated on Section 3.10(c) of the Disclosure Schedules, on or before the Closing, the Company will have acquired good and valid title to any and all leased equipment and/or assets used in the operation of the Business (other than leases for office equipment such as copiers, printers, postage machines, etc., and other than the Purchased Real Property).

    Section 3.11    Condition and Sufficiency of Assets. Except as set forth in Section 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair (subject to ordinary wear and tear), and are adequate for the uses to which they are being put. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 3.12    Intellectual Property.

    (a)    Section 3.12(a) of the Disclosure Schedules contains a correct, current, and complete list of: (i) all Company IP Registrations that are not expired or abandoned, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status and (ii) all material unregistered Trademarks included in the Company Intellectual Property; and (iii) all proprietary Software of the Company.

    (b)    Section 3.12(b) of the Disclosure Schedules contains a correct, current, and complete list of all Company IP Agreements that have not expired or been terminated, specifying for each the date, title, and parties thereto, and separately identifying the Company IP Agreements: (i) under which the Company is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which the Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Company’s ownership or use of Intellectual Property, in each case identifying the Intellectual Property covered by such Company IP Agreement. Sellers have provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements that have not expired or been terminated, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement that has not expired or been terminated is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to any of the Sellers’ Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

    (c)    Except as set forth in Section 3.12(c) of the Disclosure Schedules, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor [who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company] whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. Sellers have provided Buyer with true and complete copies of all such Contracts. All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Company IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

    (d)    Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or material impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property or Licensed Intellectual Property.

    (e)    All of the Company Intellectual Property and Licensed Intellectual Property are valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all reasonable and necessary steps to maintain the Company Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. Sellers have provided Buyer with true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Company IP Registrations.

    (f)    The conduct of the Company’s business as currently and formerly conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Company have not infringed, misappropriated or otherwise violated the Intellectual Property or other rights of any Person. To any of the Sellers’ Knowledge, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

    (g)    There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or, to any of the Sellers’ Knowledge threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or Licensed Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by the Company or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. No Seller Party has Knowledge of any facts or circumstances that could reasonably be expected to give rise to any such Action. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to materially restrict or materially impair the use of any Company Intellectual Property or Licensed Intellectual Property.

    (h)    Section 3.12(h) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used in the Company’s business. The Company has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or to the Knowledge of Sellers threatened, alleging any (A) breach or other violation of any Platform Agreement by the Company; or (B) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.

    (i)    All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted. In the past twenty-four (24) months, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other material impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of the Company. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

    (j)    The Company has complied with all applicable Laws and all publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s business. In the past twenty-four (24) months, the Company has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to Sellers’ Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

    Section 3.13    Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. Except for the Public Health Measures and other effects on the supply of products and materials as a result of COVID-19, to any of the Sellers’ Knowledge there is no condition materially and adversely affecting the supply of products or materials available to the Company.

    Section 3.14    Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, except to the extent that BasX Properties, LLC is not included in the financial statements, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

    Section 3.15    Customers and Suppliers.

    (a)    Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $[2,000,000.00] for each of the three (3) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 3.15(a) of the Disclosure Schedules, the Company has not received any written, or to any of the Seller Parties’ Knowledge oral, notice that any of the Company’s Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

    (b)    Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $[$1,000,000.00] for each of the three (3) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.15(b) of the Disclosure Schedules, the Company has not received any written, or to any of the Seller Parties’ Knowledge oral, notice that any of the Company’s Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

    Section 3.16    Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of the Sellers has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 3.16 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company) is not in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.17    Legal Proceedings; Governmental Orders.

    (a)    Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to Sellers’ Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against any Seller Party or any Affiliate thereof and relating to the Company); or (b) against or by the Company, any Seller Party or any Affiliate of a Seller Party that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Sellers’ Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. There is no Action against any current or, to Sellers’ Knowledge, former director or employee of the Company with respect to which the Company has, or is reasonably likely to have, an indemnification obligation.

    (b)    Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Section 3.17(b) of the Disclosure Schedules. To any of the Sellers’ Knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

    Section 3.18    Compliance With Laws; Permits.

    (a)    Except as set forth in Section 3.18(a) of the Disclosure Schedules, the Company has complied, and is now complying, in all material respects, with all Laws applicable to it or its business, properties or assets.

    (b)    All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. To Sellers’ Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

    Section 3.19    Environmental Matters.

    (a)    The Company is currently and has been in compliance in all material respects with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

    (b)    The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect through the Closing Date in accordance with Environmental Law, and none of the Sellers has Knowledge of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out.

    (c)    No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

    (d)    To any of the Sellers’ Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and neither the Company nor any Seller Party has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company.

    (e)    Section 3.19(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company.

    (f)    Section 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company and any predecessors as to which the Company may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither any Seller Party nor the Company has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company.

    (g)    The Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

    (h)    Sellers have provided or otherwise made available to Buyer and listed in Section 3.19(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of any Seller Party or Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

    (i)    Neither any Seller Party nor the Company has Knowledge of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

    (j)    The Company owns and controls all Environmental Attributes (a complete and accurate list of which is set forth in Section 3.19(j) of the Disclosure Schedules) and has not entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. Neither any Seller Party nor the Company has Knowledge of any condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to Buyer of any Environmental Attributes after the Closing Date.

    3.20    Employee Benefit Matters.

    (a)    Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Company has separately identified in Section 3.20(a) of the Disclosure Schedules (i) each Benefit Plan that contains a change in control provision and

(ii) each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”).

    (b)    With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

    (c)    Except as set forth in Section 3.20(c) of the Disclosure Schedules, each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance in all material respects with all applicable Laws (including ERISA and the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code. No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each, a “Single Employer Plan”) in which employees of the Company or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency”, whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of the Company which is a defined benefit plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than 80%. Except as set forth in Section 3.20(c) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

    (d)    Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit

Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangements (MEWA).

    (e)    With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; and (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “"multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA);

    (f)    Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

    (g)    Except as set forth in Section 3.20(g) of the Disclosure Schedules and other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

    (h)    Except as set forth in Section 3.20(h) of the Disclosure Schedules, there is no pending or, to Sellers’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

    (i)    There has been no amendment to, announcement by any Seller Party, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of Seller Parties, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

    (j)    Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

    (k)    Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

    (l)    Except as set forth in Section 3.20(l) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

    Section 3.21    Employment Matters.

    (a)    Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.21(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

    (b)    Except as set forth in Section 3.21(b) of the Disclosure Schedules, the Company is not, and has not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of the Company, and, to Sellers’ Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 3.21(b) of the Disclosure Schedules, there has never been, nor to any of the Sellers’ Knowledge has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

    (c)    The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of the Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. The Company is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. Except as set forth in Section 3.21(c) of the Disclosure Schedules, there are no Actions against the Company pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

    (d)    During the past three (3) years, the Company has not effectuated: (i) a “plant closing” (as defined in the WARN Ac or any similar state or local Law) or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state or local Law). The Company has complied in all material respects with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

    (e)    With respect to each Government Contract, the Company is and has been in compliance in all material respects with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. The Company maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. The Company is not, and has not been for the past three (3) years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 or VEVRAA. The Company has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor. The Company is in compliance in all material respects with and has complied in all material respects with all applicable immigration laws, including any applicable mandatory E-Verify obligations.

    Section 3.22    Taxes.

    (a)    The Company has timely and duly filed all Tax Returns in connection with any federal, state or local Tax required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. All Taxes of the Company that have become due and payable for all periods covered by such Tax Returns (whether or not shown on such Tax Returns) have been fully and timely paid, except for such Taxes, if any, as are being contested in good faith and which are shown as a liability on the Financial Statements. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

    (b)    The Company has delivered or made available to Buyer copies of all Tax Returns filed for the Company for taxable periods ending within six years prior to the Closing Date.

    (c)    The Company has not received a written notice from any Governmental Authority in a jurisdiction where the Company did not file Tax Returns making a claim that the Company is or may be subject to taxation by that jurisdiction (including federal, state, local or foreign jurisdictions).

    (d)    The Company has withheld from its employees, independent contractors, creditors, members and third parties and timely paid the withholdings to the appropriate Governmental Authority proper and accurate amounts in all respects required to have been withheld or paid over for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws and has complied in all respects with all Tax information reporting provisions of all applicable Laws. The Company is not, nor has it received any written notice or, to Sellers’ Knowledge, oral notice that it is in violation (or with notice that it will be in violation) of any applicable Law relating to the withholding of Taxes and payment of such withholdings to the appropriate Governmental Authority.

    (e)    (i) No audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any Taxes due from the Company, (ii) the Company has not received any written notification that such an audit or proceeding may be commenced, with respect to any Taxes due from the Company, (iii) to the Sellers Knowledge, there is no proceeding referred to in (i) or (ii) above based upon personal contact with any agent of a Governmental Authority with any employee or representative of the Company, and (iv) all deficiencies for Taxes asserted or assessed against the Company by a Governmental Authority have been fully and timely paid, or otherwise settled with the relevant Governmental Authority, or are properly reflected in the Financial Statements.

    (f)    There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due from or payable by the Company for any taxable period and no written or other request for any such waiver or extension is currently pending.

    (g)    The Company has: (i) not been a member of an affiliated group filing a combined, consolidated, or unitary Tax Return and (ii) no liability for unpaid Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by Tax sharing agreement, Tax indemnification agreement, Tax distribution agreement, or other similar arrangement, other than commercial Contracts entered into in the ordinary course of business that do not primarily relate to Taxes, pursuant to Law or otherwise.

    (h)    The unpaid Taxes of the Company did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statements, and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the Interim Balance Sheet Date, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business.

    (i)    There are no Liens for Taxes upon the assets of the Company, except for statutory Liens for current Taxes not yet due and payable. To Sellers’ Knowledge, there exists no pending claim relating to Taxes that, if adversely determined, would result in any Lien on any of the assets of the Company.

    (j)    None of the assets of the Company (i) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code, (ii) is tax-exempt bond financed property under Section 168(g)(5) of the Code, (iii) is tax-exempt use property within the meaning of Section 470(c)(2) or Section 168(h) of the Code, (iv) is subject to a motor vehicle operating lease under Section 7701(h) of the Code or any predecessor provision, or (v) is treated as owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986.

    (k)    The Company is not, nor ever has been, a party to a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

    (l)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing; or (v) election by the Company under Section 108(i) of the Code made prior to the Closing.

    (m)    There are no outstanding rulings of, or requests for rulings by, any Governmental Authority addressed to the Company that are, or if issued would be, binding on the Company or any of its members for any full or partial Tax period beginning on or after the Closing Date.

    (n)    For purposes of the Code, the Company is and has been classified as a partnership as described in Treasury Regulations Section 301.7701-3(b)(1)(i) during all periods prior to and including the Closing Date. The Company is not a party to or partner in any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.

    (o)    Each Seller is a United States person within the meaning of Section 7701(a)(30) of the Code.

    (p)    The Company is not a partnership described in Treasury Regulations Section 1.1445-11T(d)(1).

    Section 3.23    Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the members, the board of directors or manages and any committees of the board of directors or managers of the Company, and no meeting, or action taken by written consent, of any such members, board of directors, managers or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

    Section 3.24.    Bank Accounts. Section 3.24 of the Disclosure Schedules sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature, and the names of all persons authorized to draw thereon or make withdrawals therefrom. Account numbers for each of such accounts will be provided to Buyer immediately prior to Closing.

    Section 3.25.    Anti-Corruption Matters. Neither the Company nor any of its officers, directors or employees in their capacities as such has offered, authorized, made, paid or received (whether previously or agreed to do so in the future), directly or indirectly, any bribes, kickbacks or other similar payments or offers or transfers of value in connection with obtaining or retaining business or to secure an improper advantage to or from any Person in violation of any Anti-Corruption and Anti-Bribery Law. Neither the Company nor any of its officers, directors or employees in their capacities as such has, directly or indirectly, committed any violation of any Anti-Corruption and Anti-Bribery Law.

    Section 3.26    Brokers. Except for Wells Fargo Securities, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Ancillary Document based upon arrangements made by or on behalf of the Company or any Seller Party. Sellers shall be solely responsible for any such fees or commissions.

    Section 3.27    Investment Representations. Each Seller hereby individually (solely with respect to itself) and not jointly or severally represents and warrants to the Buyer and each other Seller that the following statements are true and correct as of the date hereof and shall be true and correct at all times that such Seller holds, or has a right to hold at a later date pursuant to a Restricted Stock Grant, shares of AAON Common Stock which are “restricted securities” under applicable U.S. federal and state securities laws:

    (a)    the AAON Common Stock which may be acquired by such Seller pursuant to the applicable Restricted Stock Grant will be acquired for investment for such Seller’s own account, not as a nominee or agent, not with a view to the resale or distribution of any part thereof, and not in violation of applicable securities laws;

(b)    such Seller is an experienced investor in securities and acknowledges that it can bear the economic risk of its investment in the AAON Common Stock acquired pursuant to this Agreement and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the AAON Common Stock;

(c)    such Seller is an Accredited Investor;

(d)    such Seller has had an opportunity to discuss the Buyer’s and its Subsidiaries’ businesses, management, financial affairs and the terms and conditions of the offering of AAON Common Stock with the Buyer’s management;

(e)    such Seller understands that the AAON Common Stock issued under the applicable Restricted Stock Grant has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Seller’s representations as expressed herein; such Seller further understands that the AAON Common Stock acquired by it under the applicable Restricted Stock Grant is “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Seller cannot sell, assign, transfer, pledge or otherwise dispose of, and must hold indefinitely, the AAON Common Stock acquired by it hereunder unless such AAON Common Stock is registered with the SEC and qualified by state authorities or an exemption from such registration and qualification requirements is available; in particular, such Seller is aware that the AAON Common Stock may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are met (and, among the conditions for use of Rule 144 may be availability of current information to the public about the Buyer, and such information may not be made available by the Buyer in the future);

(f)    such Seller understands that the Buyer has made no assurances that a public market will continue to exist for the AAON Common Stock or any other securities issued by the Buyer; and

(g)    if such Seller (or the beneficiary of or any Person controlling such Seller) is employed by the Buyer, (A) he or she (or such Person) does not have any agreements with any current or prior employer or any other Person that will prohibit such Seller from, or that such Seller will breach as a result of, working for or providing services to the Buyer or any of its Affiliates, as applicable, or fulfilling such Seller’s duties and obligations to the Buyer or its Affiliates pursuant to such Seller Party’s Employment Agreement (if any), Restricted Stock Grant (if any), or otherwise, and (B) he or she (or such Person) has not breached any non-competition, non-solicitation or confidentiality duties imposed on him or her (or such Person) with respect to any current or prior employer or any other Person in any respect that will adversely affect the Buyer or its Affiliates.

Section 3.28    Full Disclosure. No representation or warranty by any Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

    Each Seller represents and warrants to the Buyer, individually, but neither jointly nor severally, as to itself and not as to any other Seller, that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01    Authority of Sellers. Each Seller has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which such Seller is a party, and to perform such Seller’s obligations hereunder and thereunder. This Agreement has been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (the “Enforceability Exceptions”). When each other Ancillary Document to which such Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Seller enforceable against it, him or her in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

Section 4.02    Title. Section 4.02 of the Disclosure Schedules accurately reflects the Membership Interests owned beneficially and of record by such Seller as of the date hereof and as of immediately prior to the Closing. All of the Membership interests owned by such Seller are free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by state or federal securities laws. Upon delivery of conveyance documents reasonably requested by Buyer, such Seller at the Closing will transfer valid title to all of the issued and outstanding Membership Interests owned by such Seller to Buyer, free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by state or federal securities laws.

Section 4.03    No Conflicts; Consents. The execution, delivery and performance by such Seller of this Agreement and the Ancillary Documents to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of such Seller, if applicable, (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller, (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which such Seller is a party or by which such Seller is bound.

No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Seller in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

    Section 4.04    Actions. Except as set forth in Section 4.04 of the Disclosure Schedules, there are no Actions pending or, to such Sellers’ Knowledge, threatened against or by such Seller or any Affiliate of such Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To such Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer represents and warrants to the Seller Parties that the statements contained in this Article V are true and correct as of the date hereof.

    Section 5.01    Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Ancillary Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each of the Seller Parties) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, subject to the Enforceability Exceptions. The copies of the certificate of incorporation and bylaws of Buyer which are incorporated by reference as exhibits to Buyer’s Annual Report on Form 10-K for the year ended December 31, 2020 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

    Section 5.02    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

    Section 5.03    Capitalization.

    (a)    As of the date of this Agreement, the authorized capital stock of Buyer consists of (i) 100,000,000 shares of AAON Common Stock, 52,403,733 of which are issued and outstanding as of August 2, 2021, and (ii) 5,000,000 shares of preferred stock, $0.001 par value, of which none are issued and outstanding. As of the date of this Agreement, there are 8,890,000 shares of AAON Common Stock reserved for issuance under the Buyer Employee Benefit Plans. The issued and outstanding shares of AAON Common Stock have been, and all shares of AAON Common Stock which may be issued in connection with the Restricted Stock Grants will be, duly authorized and validly issued, fully paid and nonassessable, and free of preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or securities of Buyer having the right to vote (or, other than any outstanding awards under Buyer Employee Benefit Plans to purchase shares of AAON Common Stock, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Buyer may vote.

    (b)    Except as set forth above in this Section 5.03, no shares of capital stock or other voting securities of Buyer are issued, reserved for issuance or outstanding, and there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Buyer is a party or by which it is bound obligating Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Buyer or obligating Buyer to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

    Section 5.04    Subsidiaries. The Buyer’s Subsidiaries and their respective jurisdictions of organization are identified in Section 5.04 of the Disclosure Schedules. Each Buyer Subsidiary is an entity duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of formation and has all company powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, consents and approvals the absence of which would not have a Material Adverse Effect. All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each of Buyer’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by Buyer free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any of the Buyer’s Subsidiaries.

    Section 5.05    SEC Reports and Financial Statements.

    (a)    Since January 1, 2018, Buyer has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Buyer SEC Reports”) required to be filed by Buyer with the SEC. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Buyer SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Reports, and none of the Buyer SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Buyer’s Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act. There are no outstanding comments from the Staff of the SEC with respect to any of the Buyer SEC Reports.

    (b)    The consolidated balance sheets and the related consolidated statements of operations, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Buyer Financial Statements”) of Buyer contained in the Buyer SEC Reports have been prepared from the books and records of Buyer and Buyer’s Subsidiaries, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present fairly the consolidated financial position and the consolidated results of operations and cash flows of Buyer and Buyer’s Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business).

    (c)    With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Buyer SEC Reports filed since January 1, 2018,

the chief executive officer and chief financial officer of Buyer have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NASDAQ, and the statements contained in any such certifications are complete and correct. Buyer has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Buyer required to be disclosed in Buyer’s Exchange Act Reports, including its consolidated Buyer Subsidiaries, is made known to Buyer’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the knowledge of Buyer, such disclosure controls and procedures are effective in timely alerting Buyer’s principal executive officer and its principal financial officer to material information required to be included in Buyer’s periodic reports required under the Exchange Act. Since January 1, 2018, based on their evaluation of the internal control over financial reporting, neither the Chief Executive Officer nor the Chief Financial Officer of Buyer have disclosed to the Buyer’s auditors and/or the Audit Committee of the Buyer’s Board of Directors any (i) significant deficiencies or material weaknesses in the design or operation of internal controls which are or were reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information or (ii) fraud, whether or not material, that involved management or other employees who have or had a significant role in Buyer’s and the Buyer Subsidiaries’ internal controls over financial reporting.

    Section 5.06    Absence of Certain Changes, Events and Conditions. Since September 30, 2021, the business of Buyer and Buyer’s Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonable be expected to have, individually or in the aggregate, a Material Adverse Effect on the operations of Buyer or its Subsidiaries.

    Section 5.07    Undisclosed Liabilities. Except as set forth in Section 5.07 of the Disclosure Schedules, there are no liabilities of Buyer or any Buyer Subsidiary of any kind, other than:

    (a)    liabilities provided for in Buyer’s most recent audited consolidated balance sheet included in Buyer SEC Documents prior to the date hereof or in the notes thereto;

    (b)    liabilities incurred in the ordinary course of business of Buyer and Buyer Subsidiaries consistent with past practices since the date of Buyer’s most recent audited consolidated balance sheet included in Buyer SEC Reports prior to the date hereof; or

    (c)    other liabilities which, individually or in the aggregate, are not material to Buyer and Buyer Subsidiaries.

    Section 5.08    Compliance with Laws. Except as set forth in Section 5.08 of the Disclosure Schedules, the Buyer, including Buyer’s Subsidiaries, have complied, and are now complying, in all material respects, with all Laws applicable to it or its business, properties or assets.

    Section 5.09    Taxes. All Tax Returns required to be filed by Buyer and Buyer’s Subsidiaries have been duly and timely filed, and such Tax Returns are accurate in all material respects. To Buyer’s knowledge, there is no action, suit, proceeding, investigation, audit or claim pending, or threatened against, Buyer and Buyer’s Subsidiaries with respect to any Taxes.
    Section 5.10    Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

    Section 5.11    Brokers. Except for J.P. Morgan, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or Ancillary Documents based upon arrangements made by or on behalf of Buyer. Buyer shall be solely responsible for any such fees or commissions.

    Section 5.12    Legal Proceedings. Except as set forth in Section 5.12 of the Disclosure Schedules (none of which, either in the individual or in the aggregate, if determined adversely to the Buyer, are anticipated to result in a Material Adverse Effect on Buyer or its operations), there are no Actions pending or, to Buyer’s knowledge, threatened (a) against or by the Buyer or any Affiliate thereof affecting any of its properties or assets; or (b) against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Buyer’s Knowledge, except as set forth in Section 5.12 of the Disclosure Schedules, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
ARTICLE VI
COVENANTS

    Section 6.01    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Sellers shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall:

    (a)    cause the Company to preserve and maintain all of its Permits;

    (b)    cause the Company to pay its debts, Taxes and other obligations when due;

    (c)    cause the Company to maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

    (d)    cause the Company to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

    (e)    cause the Company to defend and protect its properties and assets from infringement or usurpation;

    (f)    cause the Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

    (g)    cause the Company to maintain its books and records in accordance with past practice;

    (h)    cause the Company to comply in all material respects with all applicable Laws; and

    (i)    cause the Company not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

    Any action taken, or omitted to be taken, in good faith by the Company or the Sellers in reasonable response to the COVID-19 pandemic (including to comply with any applicable Law that is a Public Health Measure) shall in no event be deemed to constitute a breach of this Section 6.01; provided, that the Company shall use commercially reasonable efforts to provide notice to the Buyer prior to taking (or omitting to take) any such action.

    Section 6.02    Access to Information. From the date hereof until the Closing, Sellers shall, and shall cause the Company to, (a) afford Buyer and its Representatives access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company, provided that access to physical premises of the Company shall be permitted only with not less than 48 hours prior notice, and shall occur during normal business hours and accompanied by a representative of the Sellers; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers and the Company to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller Party in this Agreement.

    Section 6.03    No Solicitation of Other Bids.

    (a)    Each Seller Party agrees it shall not, and shall not authorize or permit any of its respective Affiliates (including the Company) or any of its Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Each Seller Party shall immediately cease and cause to be terminated, and shall cause their respective Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (x) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (y) the issuance or acquisition of equity securities of the Company; or (z) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

    (b)    In addition to the other obligations under this Section 6.03, Sellers shall promptly (and in any event within three (3) Business Days after receipt thereof by any Seller Party or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal same.

    (c)    Seller Parties agree that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

    Section 6.04    Notice of Certain Events.

    (a)    From the date hereof until the Closing, Sellers shall promptly notify Buyer in writing of:

        (i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by a Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02 to be satisfied;

        (ii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

        (iii)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

        (iv)    any Actions commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting Seller Party or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

    (b)    Buyer's receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller Party in this Agreement (including without limitation Section 9.02 and Section 10.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

    Section 6.05    Resignations. Sellers shall deliver or cause to be delivered to Buyer written resignations, effective as of the Closing Date, of the officers, managers and directors of the Company set forth on Section 6.05 of the Disclosure Schedules at least three (3) Business Days prior to the Closing. Immediately following Closing, Buyer shall make the following appointments: Co-Founder and Chairman for Benson, and Co-Founder and President for Tobolski.

    Section 6.06    Confidentiality. From and after the Closing, each Seller Party agrees it shall, and shall cause its, his or her respective Affiliates to, hold, and shall use their reasonable best efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Seller Parties can show that such information (a) is generally available to and known by the public through no fault of any of the Seller Parties, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller Parties, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller Party or any of its Affiliates or its respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller Party shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller Parties are advised by their counsel in writing is legally required to be disclosed, provided that each Seller Party shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

    Section 6.07    Non-Competition; Non-Solicitation.

    (a)    For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), each of the Seller Parties agrees it shall not, and shall not permit any of its respective Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant. Notwithstanding the foregoing, Kucera, JVK and their respective Affiliates shall not be limited from engaging in Restricted Business in the Territory. Moreover, each of the Seller Parties may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller Party is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person. Nothing in this Agreement shall limit Brooks from advising clients in her capacity as a certified public accountant, including clients engaging in the Restricted Business in the Territory. Nothing in this Agreement shall limit a Seller Party or its Affiliates from acting as a manufacturer’s representative for HVAC equipment, and acting as such shall not be engaging in a Restricted Business.

    (b)    During the Restricted Period, each of the Seller Parties agrees it shall not, and shall not permit any of its respective Affiliates to, directly or indirectly, hire or solicit any employee of the Company or the Buyer or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(b) shall prevent a Seller Party or any of their respective Affiliates from hiring (i) Dan Benson, (ii) any employee whose employment has been terminated by the Company or Buyer or (iii) after 365 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

    (c)    During the Restricted Period, each Seller Party agrees it shall not, and shall not permit any of its respective Affiliates to, directly or indirectly, solicit, or attempt to solicit, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company as conducted on the date of Closing. Nothing in this Agreement shall limit a D-Velopment, Brooks, TFT, Benson or Tobolski or their respective Affiliates from soliciting any business, other than Restricted Business, from current and future customers or suppliers of the Company. Kucera, JVK and their respective Affiliates shall not be limited from soliciting any business, including Restricted Business, from current and future customers or suppliers of the Company.

    (d)    Each Seller Party acknowledges that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to the Company and/or Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Seller Party of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

    (e)    Each Seller Party acknowledges that the restrictions applicable to such Seller Party contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

    Section 6.08    Governmental Approvals and Consents.

    (a)    Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other parties and their respective Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

    (b)    Sellers and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 and Section 5.02 of the Disclosure Schedules.

    (c)    Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

        (i)    respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

        (ii)    avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

        (iii)    in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

    (d)    If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Sellers shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Sellers shall use their reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Sellers provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

    (e)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller Parties or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

    (f)    Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

    Section 6.09    R&W Policy. Prior to the Closing, Buyer shall use reasonable best efforts to obtain and bind the R&W Policy on the terms and conditions, with exclusions and policy limits reasonably satisfactory to Buyer and Seller Parties. The underwriter shall be satisfactory to Seller parties. Seller Parties shall, and shall cause their respective Affiliates including the Company to, cooperate with Buyer’s efforts and provide assistance as reasonably requested by Buyer to obtain and bind the R&W Policy. Prior to the Closing, Buyer shall pay or cause to be paid, all costs and expenses related to the R&W Policy, including the total premium, underwriting costs, brokerage commissions, and other fees and expenses of such policy. Buyer shall maintain the R&W Policy in good standing at all times subsequent to Closing for a minimum of six years following Closing.

    Section 6.10    Books and Records.

    (a)    In order to facilitate the resolution of any claims made against or incurred by Seller Parties prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Buyer shall:

        (i)    retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Buyer; and

        (ii)    upon reasonable notice, afford the Representatives of Seller Parties reasonable access (including the right to make, at Seller Parties’ expense, photocopies), during normal business hours, to such books and records, including all books and records necessary or convenient for Sellers to prepare tax returns and amended tax returns and to apply for research and development tax credits; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VII.

    (b)    In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of three (3) years following the Closing, Seller Parties shall:

        (i)    retain the books and records (including personnel files) of each Seller Party which relate to the Company and its operations for periods prior to the Closing; and

        (ii)    upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VII.

    (c)    Neither Buyer nor Seller Parties shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.10 where such access would violate any Law.

    Section 6.11    Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Sellers shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof.

    Section 6.12    Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

    Section 6.13    Sufficiency of Company Free Cash Flow. The Sellers and Buyer acknowledge and agree that in negotiating the terms of this Agreement, including without limitation the EBITDA Targets, it was not contemplated that Buyer would be expected or required to inject additional cash or capital into the Company. Sellers hereby agree that Buyer’s failure to inject additional cash or capital into the Company shall not provide the basis, in whole or in part, for any claim by the Sellers against the Buyer should any failure to earn any of the (i) 2021 Contingent Consideration, (ii) the 2022 Contingent Consideration, (iii) the 2023 Contingent Consideration, or (iv) the Incentive Consideration, occur.

    Section 6.14    WARN Act. Buyer shall not undertake any action that would trigger the WARN Act, including any mass layoffs, or other terminations of employees of the Company in the six month period immediately following Closing that would create any obligations upon, or liabilities for, Sellers or the Company under the WARN Act.

    Section 6.15    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VII
TAX MATTERS

    Section 7.01    Tax Matters.

    (a)    Buyer and each of the Sellers agree to treat the purchase and sale of the Membership Interests in accordance with Rev. Rul. 99-6, Situation 2 as follows: (i) as to Buyer, as the purchase by Buyer of “all of” the assets of the Company from the Sellers, and (ii) as to Sellers, as the sale by the Sellers of the Membership Interests. For purposes of Sections 743(b), 755 and 1060 of the Code and the Treasury Regulations promulgated pursuant thereto, the Purchase Price shall be allocated in accordance with Section 1060 of the Code and the Treasury Regulations thereunder among the assets of the Company (or groups of such assets) for all purposes (including all Tax and financial accounting purposes) in accordance with their respective fair market values. An allocation of the Purchase Price in accordance with the immediately preceding sentence is attached hereto as Exhibit C. Except as Buyer and the Sellers may otherwise agree or as may be required otherwise pursuant to a final determination within the meaning of Section 1313(a) of the Code or a corresponding provision of state, local or foreign Tax Law, the parties (A) will, and will cause each of their respective Affiliates to, prepare and file all Tax Returns (including IRS Form 8308) in a manner consistent with Exhibit C, and (B) will not, and will cause each of their respective Affiliates not to, take any position inconsistent with Exhibit C, unless required by a applicable Law (including the resolution of a Tax audit). In the event that the Purchase Price allocation reflected in accordance with this Section 7.01(a) is disputed by any Governmental Authority, the party receiving notice of the dispute shall promptly notify the other parties in writing, and the parties agree to use their respective commercially reasonable efforts to defend the Purchase Price allocation in any audit or similar Tax proceeding.

    (b)    At the sole expense of the Sellers, the Sellers shall cause to be prepared and filed all Tax Returns required to be filed by the Company for taxable periods ending prior to or on the Closing Date which are to be filed after the Closing Date, which includes for the avoidance of doubt the final partnership Tax Return of the Company with respect to the period ending on the Closing Date (the “Company Returns”). Each such Company Return shall be prepared in a manner consistent with the Company’s past practice except as otherwise required by Law, and in accordance with the provisions of this Agreement; and the Sellers shall timely pay any Taxes reflected as due and payable on all such Tax Returns to the extent that such Taxes are not reflected as a liability in the calculation of Closing Working Capital, as finally determined.

    (c)    Buyer shall cause the Company, at the Company’s sole expense, to cause to be prepared and filed all Tax Returns, other than the Company Returns, for a Pre-Closing Tax Period (including a Straddle Period) which are to be filed by the Company after the Closing Date (the “Buyer Returns”). Each such Buyer Return shall be prepared in a manner consistent with the Company’s past practice except as otherwise required by Law, and in accordance with the provisions of this Agreement; and the Company shall timely pay any Taxes reflected as due and payable on all such Tax Returns and the Sellers shall timely pay any Pre-Closing Taxes reflected as due and payable on all such Tax Returns to the extent that such Pre-Closing Taxes are not reflected as a liability in the calculation of Closing Working Capital, as finally determined.

    (d)    None of Buyer, the Company, or any Affiliate of Buyer (including, after the Closing, the Company) shall amend, re-file or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Company with respect to any Pre-Closing Tax Period without the prior written consent of the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed), other than amendments to Company Returns for the years 2018 through 2021 for the purpose of claiming research and development tax credits. So long as the Company does not accrue additional Taxes or any other costs related thereto, the benefits of any such tax credits shall accrue solely to the Sellers.

    (e)    Any credits or refunds of Pre-Closing Taxes (to the extent that such credits or refunds are not reflected as an asset in the calculation of Closing Working Capital, as finally determined) shall belong to the Sellers and be paid to the Sellers upon actual receipt of such refund in cash or application of such credit actually to reduce other Taxes due and owing by Buyer, the Company or any of their Affiliates. If requested by the Sellers, Buyer shall, and shall cause the Company to, reasonably cooperate with the Sellers in filing any Tax Return necessary to claim such Tax refunds (including filing amended Tax Returns) by providing relevant information. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company. Any contrary provision of this Section 7.01(e) notwithstanding, the amount of any refund or credit which is required to be paid to the Sellers (i) shall be reduced by the amount of any Taxes on such refund or credit and any out-of-pocket expenses that Buyer, the Company or any of their respective Affiliates incur (or will incur) with respect to such refund or credit, and (ii) shall not include any refund or credit (which shall be for the benefit of Buyer, the Company or their respective Affiliates) that (A) results from the carryback of any net operating loss, capital loss or other Tax attribute incurred in any Tax period (or portion of any Straddle Period) beginning after the Closing Date or (B) is included in the computation of Closing Working Capital.

    (f)    After the Closing Date, Buyer, the Company and the Sellers, respectively, shall inform the other party in writing of the commencement of any claim, audit, investigation, examination, or other proceeding or self-assessment relating in whole or in part to a Pre-Closing Tax Period (“Tax Contest”) for which Buyer may be entitled to indemnity from the Sellers under this Agreement. After the Closing Date, Buyer shall have the exclusive right to represent the interests of the Company in any and all Tax Contests; provided, however, that, to the extent that any such Tax Contest could reasonably be expected to result in a Tax indemnification liability of the Sellers pursuant to this Agreement, (i) Buyer shall keep the Sellers reasonably informed and consult in good faith with the Sellers with respect to any issue relating to such Tax Contest (and the Sellers, at the Sellers’ expense, will be permitted to attend meetings with taxing authorities) and (ii) Buyer shall timely provide the Sellers with copies of all correspondence, notices and other written materials received from any taxing authorities and shall otherwise keep the Sellers advised of significant developments in such Tax Contest and of significant communications involving representatives of the taxing authorities. Buyer shall not agree or consent to compromise or settle any Tax Contest on a basis that would result in a Pre-Closing Tax liability of the Company or liability of the Seller Parties for indemnification unless the Sellers consent to such settlement, compromise or concession, which consent will not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Section 7.01(f), the Sellers shall, at the Sellers’ expense, control any claim, audit, investigation, examination, or other proceeding or self-assessments relating to a Pass-Through Tax Return of the Company, provided that Buyer shall have the right to participate at its own expense in any such action and the Sellers shall not settle, compromise or resolve such action without Buyer’s prior written consent to the extent such settlement could increase the Taxes of the Company, Buyer or any Affiliate in a taxable period after the Closing Date. The provisions of this Section 7.01 shall control over any contrary provisions of Section 9.05.

    (g)    The parties shall cooperate (and cause their respective Affiliates to cooperate) fully, as and to the extent reasonably requested by the other parties, in connection with the preparation and filing of Tax Returns pursuant to this Section 7.01 and any Tax audit, litigation or other proceeding with respect to Taxes and payments in respect thereof. Such cooperation shall include the retention and (upon the other parties’ request) the provision of records and information which are reasonably relevant to any such Tax audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Company shall retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority. Each of the parties shall furnish the other parties with copies of all relevant correspondence received from any Governmental Authority in connection with any Tax audit or information request with respect to any Taxes for which any other party may have an indemnification obligation under this Agreement. Buyer and the Sellers agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Sections 6043 and 6043A of the Code and all Treasury Regulations promulgated thereunder.

    (h)    All transfer, documentary, sales, use, stamp, registration and other such Taxes (including any penalties and interest) incurred in connection with consummation of the transactions contemplated under this Agreement (“Transfer Taxes”) shall be borne by the Sellers, when due, and the Company will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes. Each of Buyer, the Company, and the Sellers will cooperate with each other to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any such Transfer Taxes.

    Section 7.02    Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this Article VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

ARTICLE VIII
CONDITIONS TO CLOSING

    Section 8.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

    (a)    The filings of Buyer and Sellers/the Company pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

    (b)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

    (c)    Sellers shall have received all requisite consents, authorizations, orders and approvals referred to in Section 3.05, in form and substance reasonably satisfactory to Buyer, and no such consent, authorization, order and approval shall have been revoked.

    (d)    Each of Buyer and the Real Estate Owner shall have executed and delivered the REPA.

    (e)    Buyer, the Company and the Real Estate Owner shall have entered into an Amendment to Facility Lease in form satisfactory to each party thereto.

    Section 8.02    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

    (a)    Other than the representations and warranties of Sellers contained in Section 3.02, Section 3.03, Section 3.26, Section 4.01 and Section 4.02 the representations and warranties of Sellers contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers contained in Section 3.02, Section 3.03, Section 3.26 , Section 4.01 and Section 4.02 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

    (b)    Seller Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

    (c)    No Action shall have been commenced against Buyer, any Seller Party or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

    (d)    All approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules (including with respect to the Minor Leases, if required) shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

    (e)    From the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company and/or its operations, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect with respect to the Company and/or its operations.

    (f)    The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

    (g)    Buyer shall have received resignations of the directors and officers of the Company pursuant to Section 6.05.

    (h)    Buyer shall have obtained and bound the R&W Policy on the terms and conditions satisfactory to Buyer and Sellers.

    (i)    At least three (3) Business Days before Closing, Sellers shall have delivered to Buyer the Closing Indebtedness Certificate and the Closing Transaction Expenses Certificate.

    (j)    Sellers shall have delivered to Buyer the Estimated Closing Working Capital Statement contemplated in Section 2.04(a)(ii).

    (k)    Sellers shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized, dated no more than twenty-one (21) days prior to the Closing Date.

    (l)    Sellers shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that each Seller is not a foreign person within the meaning of Section 1445 of the Code.

    (m)    Sellers shall have delivered, or caused to be delivered, to Buyer duly executed assignments of securities conveying the Membership Interests to Buyer, free and clear of Encumbrances.

    (n)    Buyer shall have received a certificate, dated the Closing Date and signed by Sellers, that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied.

    (o)    Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

    Section 8.03    Conditions to Obligations of Seller Parties. The obligations of Seller Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

    (a)    Other than the representations and warranties of Buyer contained in Section 5.01 and Section 5.07, the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01 and Section 5.07 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

    (b)    Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

    (c)    No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

    (d)    The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Sellers.

    (f)    Buyer shall have delivered to Sellers cash in an amount equal to the Closing Date Payment by wire transfer of immediately available funds, to an account or accounts designated at least five (5) Business Days prior to the Closing Date by Sellers in a written notice to Buyer.

    (g)    Buyer shall have delivered to third parties by wire transfer of immediately available fund that amount of money due and owing from Sellers to such third parties as Transaction Expenses as set forth on the Closing Transaction Expenses Certificate.

    (h)    Buyer shall have delivered to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from the Company to such holder of outstanding Indebtedness as set forth on the Closing Indebtedness Certificate.

    (i)    Buyer shall have obtained and bound the R&W Policy on the terms and conditions satisfactory to Buyer and Sellers.

    (j)    Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

    (k)    Sellers shall have received a certificate of the Secretary of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

    (l)    Buyer shall have delivered to Sellers such other documents or instruments as Sellers reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

    Section 8.04    Documentary Conditions. It is understood that, with respect to conditions in 8.01, 8.02 and 8.03 involving execution and delivery of documents, all such documents must be in form and substance satisfactory to the parties relying on such documents, in their sole discretion.

ARTICLE IX
INDEMNIFICATION

    Section 9.01    Exclusive Remedy. Other than in the case of (a) Claims based on Fraud or (b) matters subject to the resolution process set forth in Section 2.02(g) or Section 2.04 hereof, from and after the Closing, the indemnification provisions in this Article IX shall be the sole and exclusive remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties with respect to any breaches of any representation, warranty, covenant, agreement or other matter contained in this Agreement; provided that nothing herein shall prevent a party from seeking or obtaining an injunction or other equitable remedy, including in accordance with Section 6.07 or Section 11.11 hereof. Notwithstanding anything to the contrary contained herein, no limitations (including the limitation set forth in this Article IX), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of Buyer to make claims under or recover under the R&W Policy; it being understood that any matter for which there is coverage available under the R&W Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Policy.

    Section 9.02    Sources of Recovery. Other than in the case of Claims based on Fraud, except as specifically provided below, the sole and exclusive remedy of each Buyer Indemnified Party in respect of any Claim arising under Sections 9.04 (a) or 9.05(a) shall be a claim for recovery pursuant to the terms of the R&W Policy, and the Buyer hereby waives on behalf of itself and each Buyer Indemnified Party any and all rights and remedies against the Seller Parties under this Article IX; provided, however:

    (a)    with respect to any Losses resulting or arising from a breach of Section 3.22 such Buyer Indemnified Party shall be entitled to bring a Claim under the provisions of Article VII and Section 9.04(c) and seek to recover directly from the Sellers on several, not joint, basis, in an aggregate amount not to exceed the Indemnity Cap less the amount of such Losses recovered pursuant to the R&W Policy or any other applicable insurance policy or source of recovery in accordance with Section 9.07(f) hereof, but if and only to the extent that (i) recovery under the R&W Policy is not available following a claim being made under the R&W Policy or exhaustion of the policy limits under the R&W Policy, and (ii) such Claim is brought within the applicable survival period set forth in Section 9.12;

    (b)    with respect to any Losses resulting or arising from a breach of any Fundamental Representation contained in Article III hereof, such Buyer Indemnified Party shall be entitled to bring a Claim under the provisions of Section 9.04(a) and/or Section 9.05(a) and seek to recover directly from the Sellers, on a several, not joint, basis, subject to the limitations set forth in Section 9.03 below, less the amount, if any, of such Losses recovered pursuant to the R&W Policy or any other applicable insurance policy or source of recovery in accordance with Section 9.07(f) hereof, but if and only to the extent that recovery under the R&W Policy is not available following a claim being made under the R&W Policy or exhaustion of the policy limits under the R&W Policy;

    (c)    with respect to any Losses resulting or arising from a breach of any Fundamental Representation contained in Article IV hereof, such Buyer Indemnified Party shall be entitled to bring a Claim under the provisions of Section 9.04(a) and/or Section 9.05(a) and seek to recover directly from the breaching Seller, on an individual, but not several or joint, basis, subject to the limitations set forth in Section 9.03 below, less the amount, if any, of such Losses recovered pursuant to the R&W Policy or any other applicable insurance policy or source of recovery in accordance with Section 9.07(f) hereof, but if and only to the extent that recovery under the R&W Policy is not available following a claim being made under the R&W Policy or exhaustion of the policy limits under the R&W Policy; and

    (d)    further provided, however, other than with respect to any Losses resulting or arising from a breach of any Fundamental Representation for which a Buyer Indemnified Party shall be entitled to seek recovery directly from the Sellers as set forth in Section 9.02(b) above, the Sellers shall have no Liability under Section 9.04(a) or Section 9.05(a) unless and until the aggregate amount of Losses that the Buyer Indemnified Parties are entitled to indemnification from the Sellers exceeds $1,220,000.00 (the “Basket”) and, in such event, the Sellers shall be liable, subject to the limitations set forth in Section 9.03 below, only for the amount of such Losses in excess of fifty percent (50%) of the Basket amount and only to the extent a Buyer Indemnified Party is unable to obtain recovery for such amount under the R&W Policy.

    Section 9.03    Limitation of Losses. Notwithstanding any provision in this Agreement to the contrary, the aggregate Liability of each Seller for any and all Losses under this Agreement shall not exceed an amount equal to such Seller’s pro-rata portion of the Purchase Consideration (for Losses resulting or arising from a breach of any Fundamental Representation) received by such Seller or pro rata portion of the Indemnity Cap (for all other Losses), less the amount of such Losses recovered pursuant to the R&W Policy or any other applicable insurance policy or source of recovery in accordance with Section 9.07(f) hereof, provided however that no Seller shall have any liability for a breach of representation or warranty made by another Seller in Article IV.

    Section 9.04    Sellers Several Post-Closing Indemnification. Subject to the limitations and procedures set forth in this Article IX, from and after the Closing, the Sellers hereby agree, on a several, not joint, basis, to indemnify and hold the Buyer, the Company, and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against:

    (a)    any and all losses, liabilities, obligations, damages, claims of any kind, costs, interest, Taxes, fees and Expenses (collectively, “Losses”) arising out of, based upon, attributable to or resulting from the breach or inaccuracy of any representation or warranty (not including a representation or warranty contained in Article IV) of, the Sellers or any of them under this Agreement, or any representation or warranty contained in any certificate delivered by or on behalf of such Seller Party pursuant to this Agreement;

    (b)    the Indebtedness of the Company and any Transaction Expenses of the Company, in each case to the extent not paid in full at Closing; and

    (c)    any and all Taxes arising out of, based upon, attributable to or resulting from Pre-Closing Tax Periods.

    Section 9.05    Sellers Individual Post-Closing Indemnification. Subject to the limitations set forth in this Article IX, from and after the Closing, each Seller hereby agrees, individually and neither severally nor jointly, to indemnify and hold the Buyer Indemnified Parties harmless from and against:

    (a)    any and all Losses arising out of, based upon, attributable to or resulting from a breach of any covenant by such Seller, or a breach or inaccuracy of any representation or warranty of such Seller set forth in Article IV; and

    (b)    any and all Losses arising out of, based upon, attributable to or resulting from the breach of any covenant by, or on the behalf of, such Seller under this Agreement required to be performed on or prior to the Closing; and

    (c)    for avoidance of doubt, the breach by a Seller Party of a covenant applicable to it and contained in Article VI hereof shall be not give rise to several or joint liability on the part of any other Seller Party.

    Section 9.06    Buyer Post-Closing Indemnification. Subject to the limitations and procedures set forth in this Article IX, from and after the Closing, the Buyer hereby agrees to indemnify and hold the Seller Parties and their respective Affiliates, owners, spouses, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against:

    (a)    any and all Losses arising out of, based upon, attributable to, or resulting from a breach or inaccuracy of any representation or warranty of the Buyer set forth in Article V, or any representation or warranty contained in any certificate delivered by or on behalf of the Buyer pursuant to this Agreement; and

    (b)    any and all Losses arising out of, based upon, attributable to, or resulting from the breach of any covenant or other agreement by, or on behalf of, the Buyer under this Agreement.

    Section 9.07    Indemnification Procedures.

    (a)    In the event that any legal proceedings shall be instituted or that any claim or demand shall be asserted by any Person or Losses suffered by a Buyer Indemnified Party or by a Seller Indemnified Party (any of the forgoing, a “Claim”), in respect of which payment may be sought under Section 9.04, Section 9.05 or Section 9.06 (regardless of the Basket referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. If the indemnifying party disputes its liability with respect to such Claim, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction as provided in Section 11.10. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder; provided, however, that the indemnifying party will not be entitled to assume the defense, negotiation, settlement or otherwise deal with any Claim if (a) the Claim primarily relates to any criminal act or Taxes, (b) the Claim seeks an injunction or equity relief against the indemnified party or the Company as the primary element of such Claim, or (c) upon petition by the indemnified party, an applicable court rules that the indemnifying party failed or is failing to vigorously defend or prosecute such Claim; provided, further, that the indemnifying party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the indemnified party unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the indemnified party or the Company or require any indemnified party or the Company to admit fault, in which case no consent will be required. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within ten (10) Business Days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at its, his or her own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (a) so requested by the indemnifying party to participate or (b) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

    (b)    After any final deductible judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.

    (c)    The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss or prejudice as a result of such failure.

    (d)    For the purposes of calculating Losses pursuant to this Article IX, the amount of any Losses for which indemnification is provided shall not be duplicative of any matter addressed in the final Closing Working Capital Statement.

    (e)    In the event that any Claim asserted hereunder is, or may be, the subject of the R&W Policy, the Buyer agrees to promptly notify the applicable insurance carrier of any such Claim or Loss. The Buyer further agrees to pursue such Claims diligently and to reasonably cooperate with the insurance carrier under the R&W Policy with respect to such Claims. Buyer shall use its commercially reasonable and good faith efforts to seek recoveries under the R&W Policy.

    (f)    The amount of any Loss subject to indemnification hereunder shall be calculated net of any insurance proceeds of any kind (including the R&W Policy) or other recoveries (net of direct collection expenses and premium increases) actually received by Buyer (or its Affiliates) or the Company on account of such Loss (including amounts receivable from any third party for indemnification or contribution); provided, however, that Buyer shall have no obligation to make any claims against any insurance policies (other than the R&W Policy) or third party indemnification or contribution agreements with respect to any such Losses. In the event that an insurance recovery is made by Buyer (or its Affiliates) or the Company with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of all direct collection expenses and premium increases) shall be remitted promptly to the Sellers.

    Section 9.08    R&W Policy. The R&W Policy shall be at Purchaser’s sole expense, and it shall provide that (a) other than in the case of Fraud, the insurer writing such policy shall not have any claim, right, cause of action or recourse against any Seller Party or any of their respective Affiliates, officers, directors, managers, employees, equity holders, agents or representatives with respect to this Agreement or any Ancillary Document (and such insurer shall have no, and shall not pursue any and all, subrogation rights against any Seller Party, or any of their respective Affiliates, officers, directors, managers, employees, equity holders, agents or representatives), (b) each Seller Party and each of their respective Affiliates, officers, directors, managers, employees, equity holders, agents or representatives are intended third-party beneficiaries of the provisions contemplated by this sentence, and (c) the insured and the insurer cannot amend, alter or modify the R&W Policy with respect to the provisions contemplated by subsections (a) and (b) of this sentence without the express prior written consent of each Seller. Purchaser shall not (and shall cause its Affiliates, officers, directors, managers, employees, equity holders, agents or representatives not to) grant any right of subrogation (except in the case of Fraud) or otherwise amend, modify, terminate or waive any term or condition set forth in the R&W Policy in a manner inconsistent with this Section 9.08.

    Section 9.09    Materiality. For purposes of this Article IX each representation and warranty in this Agreement shall be read without regard to, and without giving effect to, the term “material” or “Material Adverse Effect” or “in all material respects” or other similar qualification contained in, or otherwise applicable to, such representation or warranty.

    Section 9.10    WAIVER. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO (ON BEHALF OF THEMSELVES AND EACH OF THE INDEMNIFIED PERSONS) ANY RIGHT TO RECOVER CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR OTHER SPECIAL DAMAGES, IN EACH CASE IN ANY ARBITRATION, LAWSUIT, LITIGATION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER OR NOT THE POSSIBILITY OF SUCH HAS BEEN DISCLOSED IN ADVANCE OR COULD HAVE BEEN REASONABLY FORESEEN, EXCEPT TO THE EXTENT SUCH DAMAGES ARE AWARDED IN A FINAL JUDGEMENT TO A PARTY OTHER THAN ANY BUYER INDEMNIFIED PARTY OR THEIR RESPECTIVE AFFILIATES.

    Section 9.11    Tax Treatment of Indemnity Payments. The Seller Parties and the Buyer agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Consideration for federal, state, local and foreign Income Tax purposes, unless otherwise required by Law.

    Section 9.12    Survival. The representations and warranties contained in this Agreement and in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, and shall terminate and expire on the date that is twenty-four (24) months after the Closing Date; provided, that (a) the representations in Section 3.19 (Environmental Matters) and Section 3.20 (Employee Benefit Matters) shall terminate and expire on the sixth (6th) anniversary of the Closing Date, (b) the representations in Section 3.22 (Taxes) shall terminate and expire upon the date of termination of the applicable statute of limitations plus three months, and (c) each of the Fundamental Representations shall survive indefinitely. The covenants and obligations contained herein will remain operative and in full force and effect until the expiration of the applicable statute of limitations following the date performance of such covenant was required, except as any such covenant may be limited in duration by the express terms thereof. Notwithstanding any provision of this Agreement to the contrary, the date or dates specified in the R&W Policy with respect to the time periods, including the time periods within which to make claims and/or regarding which any Buyer Indemnified Party may obtain recoveries under such policy, shall govern such claims and/or recoveries under the R&W Policy, and shall not extend or otherwise change the foregoing survival periods or be limited thereby.

    Section 9.13    Additional Indemnification Regarding Construction Loan Guaranty. In addition to the other indemnification obligations of the Sellers set forth in this Article IX, the Sellers hereby agree to indemnify, jointly and severally, Buyer for any amount(s) that may be paid by the Company after the Closing pursuant to the Construction Loan Guaranty. For avoidance of doubt, with respect to any Claim made by Buyer pursuant to this Section 9.13: (i) the Indemnity Cap shall not apply; (ii) the Basket shall not apply; and (iii) such Claim shall not be covered by the R&W Policy and Buyer shall have no obligation to seek recovery therefor under the R&W Policy.

ARTICLE X
TERMINATION

    Section 10.01    Termination. This Agreement may be terminated at any time prior to the Closing:

    (a)    by the mutual written consent of Seller Parties and Buyer;

    (b)    by Buyer by written notice to Sellers if:

        (i)    Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller Party pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Sellers within ten (10) days of Sellers’ receipt of written notice of such breach from Buyer; or

        (ii)    any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 15, 2021, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

    (c)    by Seller Parties by written notice to Buyer if:

        (i)    Seller Parties are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Sellers; or

        (ii)    any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 15, 2021, unless such failure shall be solely due to the failure of any Seller Party to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

    (d)    by Buyer or Seller Parties in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

    Section 10.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

    (a)    as set forth in this Article X and Section 6.06 and Article XI hereof; and

    (b)    that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE XI
MISCELLANEOUS

    Section 11.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Buyer, on the one hand, and Sellers on the other hand, shall each be responsible for fifty percent (50%) all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

    Section 11.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller Parties:    John N. Kucera, Dave Benson, Randa Brooks & Matt Tobolski

                    c/o Randa Brooks
15255 SW 72nd Avenue
Portland, OR 97224

        With a copy to:        Schwabe Williamson & Wyatt
                    Attn: Michael A. Herbst
                    U.S. Bank Centre
                    1420 Fifth Ave.
                    Suite 3400
                    Seattle, Washington 98101

        If to Buyer:        AAON, Inc.
                    Attn: Gary D. Fields, CEO & President
                    2425 S. Yukon Avenue
                    Tulsa, Oklahoma 74107

        With a copy to:        Johnson & Jones, P.C.
                    Attn: Luke A. Bomer & Randy R. Shorb
                    Two Warren Place
                    6120 S. Yale Avenue, Suite 500
                    Tulsa, Oklahoma 74136

    Section 10.03    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

    Section 11.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

    Section 11.05    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

    Section 11.06    Entire Agreement. This Agreement (including the Exhibits and Disclosure Schedules) and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

    Section 11.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its, his or her rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

    Section 11.08    No Third-party Beneficiaries. Except as provided in Article IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    Section 11.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

    Section 11.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

    (a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

    (b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEVADA IN EACH CASE LOCATED IN THE CITY OF LAS VEGAS AND COUNTY OF CLARK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

    (c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(c).

    Section 11.11    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

    Section 11.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature pages follow]

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

SELLER PARTIES:
D-Velopment, LLC, an Oregon limited liability company
By:	/s/ Daniel D. Benson
Daniel D. Benson, Manager

JVK Holdings, LLC, an Arizona limited liability company
By:	/s/ John N. Kucera
John N. Kucera, Manager

Tobolski Family Trust dated September 26, 2016, a Washington Revocable Trust
By:	/s/ Matthew J. Tobolski
Matt Tobolski, Trustee

/s/ Dave Benson
Dave Benson, an individual, executing solely with respect to his individual obligations in Sections 6.03, 6.06 and 6.07

/s/ John N. Kucera
John N. Kucera, an individual, executing solely with respect to his individual obligations in Sections 6.03, 6.06 and 6.07

/s/ Randa K. Brooks
Randa Brooks, an individual

/s/ Matthew J. Tobolski
Matt Tobolski, an individual, executing solely with respect to his individual obligations in Sections 6.03, 6.06 and 6.07

BUYER:
AAON, Inc., a Nevada corporation
By:	/s/ Gary D. Fields
Gary D. Fields, CEO & President

[Signature Page to Membership Interest Purchase Agreement]

EXHIBIT A

Company’s Adjusted EBITDA – Sample Calculation

[OMITTED]

EXHIBIT B

Key Employee Stock Grants

[OMITTED]

EXHIBIT C

Allocation of Purchase Consideration

[OMITTED]

EXHIBIT 2.04(a)(ii)

Working Capital Calculation Example

[OMITTED]